Exhibit 99.1

Press Release

Contacts:

Chris Pitre Vice President, Investor Relations and Corporate Development chris.pitre@rowancompanies.com +1 713 968 6642	Carrie Prati Manager, Marketing and Investor Relations carrie.prati@rowancompanies.com +1 713 960 7581

Rowan to Receive $215 Million Payment Plus Potential

$30 Million in Contingent Payments

HOUSTON, May 23, 2016 –Rowan Companies plc (NYSE: RDC) today announced an agreement with its customer, Freeport-McMoRan Oil & Gas LLC (FMOG), and FMOG's parent company, Freeport-McMoRan Inc. (Freeport), in connection with a drilling contract for the drillship Rowan Relentless, which was scheduled to terminate in June 2017.

The agreement provides that the drilling contract will be terminated immediately, and Freeport will pay Rowan $215 million in cash to settle outstanding receivables and early termination of the contract. Rowan may also receive additional contingent payments from Freeport of $10 million and $20 million, respectively, depending on the average price of oil over a 12-month period.  In addition, Rowan expects to reduce its costs for the Rowan Relentless by efficient warm stacking of the rig.

Freeport recently announced a restructuring of its oil and gas business, which is operated through FMOG.  As disclosed in Freeport's public filings, FMOG has substantial debt and has been negatively impacted by the sustained downturn in oil prices.

Tom Burke, President & CEO of Rowan, commented: "I am satisfied with this resolution given FMOG did not have any ongoing work for the Rowan Relentless. This accelerated payment provides additional liquidity to further strengthen our balance sheet and affords Rowan added flexibility as we review opportunities in this down market. The Rowan Relentless, our fourth high-specification ultra-deepwater drillship, had outstanding operational performance on this contract, delivering safe, reliable and efficient operations.”

Rowan is a global provider of contract drilling services with a fleet of 31 mobile offshore drilling units, comprised of 27 jack-up rigs and four ultra-deepwater drillships.  The Company's fleet operates worldwide, including the United States Gulf of Mexico, the United Kingdom and Norwegian sectors of the North Sea, the Middle East, and Central & South America.  The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC."  For more information on the Company, please visit www.rowan.com.

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